EXHIBIT 4.3
FGC WARRANT AGREEMENT

THIS FGC WARRANT AGREEMENT (this “Agreement”) dated as of October 31, 2005, is made and entered into by and between FLORIDA GAMING CORPORATION, a Delaware Corporation (“FGC”), FREEDOM FINANCIAL CORPORATION, an Indiana corporation (“Lender”), JAMES W. STUCKERT , Trustee of the James W. Stuckert Revocable Trust U/A dated 2-10-86, (“Stuckert”), and SOLOMON ODEN HOWELL, Trustee of the Solomon Oden Howell, Jr. Revocable Trust U/A dated 6-25-02, (“Howell”).

W-I-T-N-E-S-S-E-T-H:

WHEREAS, Florida Gaming Centers, Inc., a Florida corporation (“Centers”) is a wholly-owned subsidiary of FGC; and

WHEREAS, on October 31, 2005 Lender loaned Centers $2,400,000; and

WHEREAS, on October 24, 2005 Stuckert loaned Lender $1,300,000 to help fund Lender’s loan to Centers; and

WHEREAS, on October 24, 2005 Howell loaned Lender $300,000 to help fund Lender’s loan to Centers; and

WHEREAS, as an inducement to Lender, Stuckert, and Howell to make the above described loans, FGC agreed to issue an aggregate of 60,000 warrants (“FGC Warrants”) to purchase up to 60,000 shares of FGC’s authorized and unissued $.20 par value common stock (the “FGC Common Stock”), with the FGC Warrants to be allocated among Lender, Stuckert and Howell based on the amount of monies each of them contributed to the funding of the $2,400,000 loan by Lender to Centers. (The FGC Common Stock underlying the FGC Warrants is sometimes referred to as the “FGC Warrant Shares”.)

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Warrant Certificates. FGC hereby issues 20,000 FGC Warrants to Lender, 32,500 FGC Warrants to Stuckert, and 7,500 FGC Warrants to Howell. Upon execution of this Agreement, FGC shall deliver certificates evidencing such FGC Warrants (the “FGC Warrant Certificates”) to Lender, Stuckert and Howell for the number of FGC Warrants set forth in this Section 1. Such certificates shall be in registered form and shall be substantially in the form set forth in Exhibit A attached hereto. The FGC Warrant Certificates issued to Stuckert and Howell shall be dated as of October 24, 2005, and the FGC Warrant Certificate issued to Lender shall be dated as of the October 31, 2005.

Section 2. Execution of Warrant Certificates. FGC Warrant Certificates shall be signed on behalf of FGC by its Chairman of the Board and Chief Executive Officer and by its Secretary.

Section 3. Registration. FGC shall number and record the FGC Warrant Certificates in a warrant register as they are issued (the “FGC Warrant Register”). FGC may deem and treat the registered holder(s) of the FGC Warrant Certificates (each such registered holder being hereinafter referred to as the “Holder”), as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary. The FGC Warrants shall be registered in the names of the Lender, Stuckert and Howell as provided in Section 1 above.

Section 4. Registration of Transfers and Exchanges. FGC shall from time to time register in the FGC Warrant Register the transfer of any outstanding FGC Warrant Certificates upon surrender thereof accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to FGC, duly executed by the registered Holder thereof or by the duly appointed legal representative thereof. Upon any such registration of transfer, FGC, at its own expense, will issue a new FGC Warrant Certificate or, if requested by Holder, FGC Warrant Certificates, of the same type and of a like aggregate principal amount in exchange therefore to the transferee(s) designated by the Holder and the surrendered FGC Warrant Certificate shall be canceled by FGC. FGC Warrant Certificates may be exchanged at the option of the Holder thereof when surrendered to FGC at its office for another FGC Warrant Certificate or other FGC Warrant Certificates of like tenor and representing in the aggregate a like number of FGC Warrants. All FGC Warrant Certificates issued upon any exchange or transfer, upon issuance, will be legal and valid obligations of FGC, entitled to the same benefits as the FGC Warrant Certificate surrendered for transfer or exchange. FGC Warrant Certificates surrendered for exchange shall be canceled by FGC.

Section 5. FGC Warrants; Exercise of FGC Warrants.

(A) Subject to the terms of this Agreement, the Holder shall have the right until October 31, 2008, to receive from FGC the number of fully paid and nonassesable FGC Warrant Shares which the Holder may at any time be entitled to receive upon exercise of such FGC Warrants and the payment of the Exercise Price for such FGC Warrants. The price at which each FGC Warrant shall be exercisable (the “Exercise Price”) shall be $13.00 per FGC Warrant Share.

(B) An FGC Warrant may be exercised by (i) surrender to FGC at its office designated for such purpose (the address of which is set forth in Section 12 hereof) of the FGC Warrant Certificate or FGC Warrant Certificates to be exercised, with the form of the election to purchase attached thereto duly filled in and signed, and (ii) the payment or delivery to FGC of the Exercise Price for the number of FGC Warrants being exercised. Payment of the aggregate Exercise Price may, at the Holder’s option, be paid (x) by delivery of immediately available funds, (y) by the Holder’s instruction to deduct from the number of FGC Warrant Shares issuable to the Holder on account of such exercise such FGC Warrant Shares or fractional FGC Warrant Shares having an aggregate Current Market Value (as hereinafter defined) equal to the aggregate Exercise Price for the number of FGC Warrant Shares being exercised, or (z) by the Holder’s delivery to FGC for redemption or cancellation of other securities of FGC or fractional portions thereof accompanied by appropriate assignments having an aggregate Current Market Value equal to the Exercise Price for the number of FGC Warrants being exercised.

(C) Upon surrender of FGC Warrants and payment of the Exercise Price as described above, FGC shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate or certificates for the number of FGC Warrant Shares issuable upon exercise of such FGC Warrants. Such certificate or certificates shall be deemed to have been issued and the person so named therein shall be deemed to have become a holder of record of such FGC Warrant Shares as of the date of the surrender of such FGC Warrants and the payment of the Exercise Price, irrespective of the date of delivery of such certificate or certificates for the FGC Warrant Shares.

(D) Each FGC Warrant shall be exercisable, at the election of the Holder thereof, either in full or from time to time in part and, in the event that an FGC Warrant Certificate is exercised in respect of fewer than all of the FGC Warrants evidenced thereby, a new FGC Warrant Certificate evidencing the remaining FGC Warrant or FGC Warrants will be issued and delivered pursuant to the provisions of this Section and of Section 2 hereof. All FGC Warrant Certificates surrendered upon exercise of FGC Warrants shall be canceled by FGC. FGC shall keep copies of this Agreement and notices given or received hereunder available for inspection by a Holder during normal business hours at its office.

(E) Notwithstanding any provision in this Agreement to the contrary, Lender, Stuckert, and Howell acknowledge that Florida law prohibits any person form acquiring a five percent (5%) or greater equity interest in a pari-mutuel operator and exercising control with respect to such interest until such person has received approval of the Florida Department of Business and Professional Regulation, Division of Pari-Mutuel Wagering. Therefore, Lender, Stuckert and Howell acknowledge that the acquisition of five percent (5%) or more of FGC’s Common Stock upon exercise of the FGC Warrants requires such approval before FGC is required to issue any shares of FGC Common Stock in excess of such percentage to Lender, Stuckert, Howell, or another Holder of the FGC Warrants.

(F) The FGC Warrants and all rights of a Holder shall expire on October 31, 2008, and shall be wholly null and void to the extent an FGC Warrant is not exercised before October 31, 2008.

(G) “Current Market Value” means, at any time, with respect to securities that are publicly traded:

(i) The average or the daily closing prices of such security for thirty (30) consecutive trading days ending three (3) trading days before such date (adjusted for any stock dividend, split, combination or reclassification that took effect during such thirty (30) trading day period).

(ii) The closing price for each day shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices, in either case on the principal national securities exchange on which such security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by:

•	NASDAQ, if such security is traded over-the-counter and quoted in the National Market System, or
•	If such security is so traded, but not quoted, the average of the closing bid and asked prices of such security reported by NASDAQ, including the OTC Bulletin Board, or any comparable system, or
•
If such security is not listed on NADAQ, or any comparable system, the average of the closing bid and asked prices as furnished by two (2) members of the National Association of Securities Dealers, Inc., selected from time to time by the Holder for that purpose.

(iii) If such security is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Value shall be deemed to be the fair market value of such security (without applying any discounts for lack of liquidity or minority interests), each as reasonably determined in good faith by the Board of Directors of FGC, taking into account all information that should reasonably by taken into account in valuing FGC as a going concern, divided by the number of FGC Common Share Equivalents (as defined below) then outstanding.

(iv) If Holders of a majority of the then outstanding FGC Warrants dispute the value determination by FGC’s Board of Directors, the value determination shall be made by a regional or national independent appraiser or investment bank (collectively the “Appraiser”) mutually agreed upon by such Holders and FGC. The fees of such Appraiser shall be paid (x) by the Holders of the FGC Warrants in the event that the Appraiser’s determination of Current Market Value is less than ninety percent (90%) of the Current Market Value determined by FGC’s Board of Directors, (y) paid one-half by FGC and one-half by the Holders of the FGC Warrants in the event the Appraiser’s determination of the Current Market Value is between ninety percent (90%) and one hundred ten percent (110%) of the Current Market Value determined by FGC’s Board of Directors, and (z) paid by FGC in the event that the Current Market Value determined by the Appraiser is in excess of one hundred ten percent (110%) of the Current Market Value determined by FGC’s Board of Directors. FGC shall give each Holder written notice of each determination of Current Market Value by FGC’s Board of Directors (and the market basis for such determination) or by such appraisal process.

(v) For purposes of this Agreement, “FGC Common Share Equivalents” means, at any time, the number of shares of FGC Common Stock that are outstanding, plus the maximum number of shares of FGC Common Stock issuable upon the exercise or conversion of all outstanding warrants, options and convertible securities of FGC from time to time, without regard to whether such exercise of conversion is then available.

Section 6. Payment of Taxes. FGC will pay all documentary stamp taxes and other governmental charges in connection with the issuance, sale, delivery or transfer of the FGC Warrants hereunder, as well as all such taxes attributable to the FGC Warrant Shares upon exercise of the FGC Warrants and payment of the Exercise Price.

Section 7. Replacement of Securities. Upon receipt of evidence satisfactory to FGC of the loss, theft, destruction or mutilation of any FGC Warrant Certificate and provision of reasonable indemnification , FGC, at its expense, will issue and deliver to the Holder a new FGC Warrant Certificate of like tenor, in lieu of such lost, stolen, destroyed or mutilated FGC Warrant Certificate. Any new FGC Warrant Certificate so issued shall be in substantially the form of the FGC Warrant Certificate which it replaces.

Section 8. Reservation of FGC Warrant Shares. FGC will at all times reserve and keep available, free of preemptive rights, the maximum number of shares of FGC Common Stock which may at any time be deliverable upon the exercise of outstanding FGC Warrants. FGC covenants that all FGC Warrant Shares issued upon exercise of the FGC Warrants will, upon payment of the Exercise Price therefor and the issuance thereof, be validly authorized and issued, fully paid, nonassesable shares of FGC Common Stock, free and clear of all taxes, liens, charges and security interests.

Section 9. Adjustment of Number of FGC Warrant Shares Issuable. The number of FGC Warrant Shares issuable upon the exercise of an FGC Warrant from time to time is referred to as the FGC Warrant Number. The FGC Warrant Number shall initially be one (1). The FGC Warrant Number shall be subject to adjustment from time to time as hereinafter provided.

A. Adjustment to the FGC Warrant Number. The FGC Warrant Number shall be subject to adjustment from time to time as described in Subsections B, C, and D below. If and whenever on and after the date of this Agreement, FGC issues or sells, or in accordance with Subsection B is deemed to have issued or sold, any shares of FGC Common Stock (other than as described in Subsection C or D below) for a consideration per share less than the Current Market Value in effect immediately prior to such issuance of sale, or deemed issuance or sale, then forthwith upon such issuance of sale or deemed issuance or sale, the FGC Warrant Number in effect will be adjusted by multiplying the FGC Warrant Number by a fraction, (x) the numerator of which shall be the total number of FGC Common Share Equivalents outstanding as determined immediately after such issuance or sale or deemed issuance of sale (including taking into account those deemed to have been issued pursuant to Subsection B below in such transaction), and (y) the denominator of which shall be an amount equal to the sum of (a) the number of FGC Common Share Equivalents outstanding immediately prior to such issuance or sale or deemed issuance of sale, plus (b) the number of shares of FGC Common Stock which the aggregate consideration, is any, received by FGC for such shares would buy at the Current Market Value thereof as of the date immediately prior to such issuance or sale or deemed issuance of sale; provided, however, that the shares of FGC Common Stock issued or sold or deemed issued or sold without consideration shall be deemed to have been issued or sold for $.001 per share.

B.Effect of Certain Events on FGC Warrant Number. For purposes of determining the adjusted FGC Warrant Number under Subsection A above, the following will be applicable:

1.
Issuance of Rights or Options. If FGC in any manner grants any right or option to subscribe for or to purchase shares of FGC Common Stock (such right or option being herein called an “Option”) and the price per share for which shares of FGC Common Stock are issuable upon the exercise of such Option is less than the Current Market Value per share of FGC Common Stock in effect immediately prior to the time of the granting of such Option, then the total maximum number of shares of FGC Common Stock issuable upon the exercise of such Option shall be deemed to be outstanding and to have been issued and sold by FGC for such share price. For purposes of this paragraph, the “price per share for which shares of FGC Common Stock are issuable” will be determined by dividing (i) the total amount, if any, received or receivable by FGC as consideration for granting such Option, plus the minimum aggregate amount of additional consideration payable to FGC upon exercise of such Option, by (ii) the total maximum number of shares of FGC Common Stock issuable upon exercise of such Option. No further adjustment of the FGC Warrant Number will be made when shares of FGC Common Stock are actually issued upon exercise of such Option.

2.
Issuance of Convertible Securities. If FGC issues or sells any security convertible or exchangeable into shares of FGC Common Stock (“Convertible Security”) and the price per share for which shares of FGC Common Stock are issuable upon the conversion or exchange of such Convertible Security is less than the Current Market Value per share of FGC Common Stock in effect immediately prior to the time of such issue or sale of such Convertible Security, then the maximum number of shares of FGC Common Stock issuable upon the conversion or exchange of such Convertible Security will be deemed to be outstanding and to have been issued and sold by FGC for such price per share. For purposes of this paragraph, the “price per share for which shares of FGC Common Stock are issuable” will be determined by dividing (i) the total amount, if any, received or receivable by FGC as consideration for issuing or selling such Convertible Security, plus the minimum aggregate amount of additional consideration payable to FGC upon the conversion or exchange of such Convertible Security, by (ii) the total maximum number of shares of FGC Common Stock issuable upon the conversion or exchange. No further adjustment of the FGC Warrant Number will be made when shares of FGC Common Stock are actually issued upon such conversion or exchange.

3.
Changes in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Security, or the rate at which any Options are exercisable or Convertible Securities are convertible or exchangeable for shares of FGC Common Stock at any time, including, but not limited to, a change resulting from any applicable anti-dilution provisions of such securities, the FGC Warrant Number in effect at the time of the change will be readjusted to the FGC Warrant Number which would have been at such time had the Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed exercise or conversion rate, as the case may be, at the time initially granted, issued or sold.

4.
Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option without the exercise thereof or the termination of any right to convert or exchange any Convertible Security without the exercise of such right, the FGC Warrant Number then in effect hereunder will be adjusted to the FGC Warrant Number that would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

5.
Calculation of Consideration Received. If any shares of FGC Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefore will be deemed to be the amount received by FGC therefor. In case any shares of FGC Common Stock, Options or Convertible Securities are sold for a consideration other than cash, the amount of the consideration the amount of consideration other than cash received by FGC will be the fair value of such consideration as of the date of receipt determined as set forth below. Any consideration received shall be net of discounts, commissions, taxes and other expenses allowed, paid or incurred by FGC for underwriting or otherwise in connection with the issuance and sale of such securities. If any shares of FGC Common Stock, Options or Convertible Securities are issued in connection with any merger in which FGC is the surviving entity, the amount of consideration therefore will be deemed to the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of FGC Common Stock. Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash will be the Current Market Value of such consideration; provided, however, that no value shall be credited as consideration received for services rendered.

6.
Integrated Transactions. In case any Option is issued in connection with the issuance or sale of other securities by FGC, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued without consideration.

7.
Authorized But Unissued Shares of FGC Common Stock. The number of shares of FGC Common Stock outstanding at any given time does not include shares of FGC Common Stock owned or held by or for the account of FGC or any subsidiary, but the disposition of any shares of FGC Common Stock so owned or held will be considered the issuance of sale of the shares of FGC Common Stock.

8.
Record Date. If FGC takes a record of the holders of the shares of FGC Common Stock for the purpose of entitling them (i) to receive a distribution payable in shares of FGC Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase shares of FGC Common Stock, Options or Convertible Securities, then for purposes of the FGC Warrant such record date will be deemed to be the date of the issuance or sale of the shares of FGC Common Stock deemed to have been issued or sold upon declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

9.
Certain Exceptions. Anything herein to the contrary notwithstanding, no adjustment will be made to the FGC Warrant Number by reason of (i) the issuance of capital stock or Options or Convertible Securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions, which issuances are primarily for other than equity financing purposes, and provided that the aggregate of such issuances do not exceed one percent (1%) of the then outstanding shares of FGC Common Stock (assuming full conversion and exercise of all outstanding convertible and exercisable securities), or (ii) the issuance of shares of FGC Common Stock for which an adjustment to the FGC Warrant Number is made pursuant to Subsection C below.

C.  Subdivision or Combination of Shares of FGC Common Stock. If FGC at any time subdivides (by any split, dividend, recapitalization or otherwise) its outstanding shares of FGC Common Stock into greater number of shares, the FGC Warrant Number in effect immediately prior to such subdivision will be proportionately increased and the number of FGC Common Shares obtainable upon exercise of the FGC Warrant will be proportionately increased. If FGC at any time combines (by reverse split or otherwise) its outstanding shares of FGC Common Stock into a smaller number of shares, the FGC Warrant Number in effect immediately prior to such combination will be proportionately reduced and the number of shares of FGC Common Stock obtainable upon exercise of an FGC Warrant will be proportionately decreased. Any adjustment under this Subsection C shall be effective as of the close of business on the date the subdivision or combination becomes effective.

D.  Adjustments and Payments for Other Distributions. In the event FGC, at any time or from time to time, makes or issues, or fixes a record date for the determination of holders of shares of FGC Common Stock entitled to receive a dividend or other distribution of assets, evidences of indebtedness or securities other than shares of FGC Common Stock ( “Special Dividend”), unless there would otherwise have been an adjustment in the FGC Warrant Number pursuant to Subsections B or C above, then and in each such event the FGC Warrant Number then in effect shall be increased, effectively immediately after the record date at which the holders of shares of FGC Common Stock are determined for purposes of such Special Dividend, to a number determined by multiplying the FGC Warrant Number in effect immediately before such Special Dividend by a fraction, the numerator of which shall be the Current Market Value per outstanding share of FGC Common Stock on such record date and the denominator of which shall be the Current Market Value per outstanding shares of FGC Common Stock on such record date less the them Current Market Value of the assets, evidences of indebtedness or securities other than share of FGC Common Stock issued or distributed in such Special Dividend with respect to one share of FGC Common Stock; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefore, the FGC Warrant Number shall be recomputed accordingly as of the close of business on such record date and thereafter the FGC Warrant Number shall be adjusted pursuant to his Subsection D as of the time of actual payment of such dividend or distribution.

E. Notice of Adjustments; Roundings. Whenever the FGC Warrant Number is adjusted, FGC shall provide the notices required by Section 10 hereof. All calculations under this Agreement shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

F. Reorganizations. In case of any capital reorganization (other than in the cases referred to in Sections 9(B), (C) or (D) hereof) or the consolidation or merger of FGC with or into another entity (other than a merger or consolidation in which FGC is the continuing corporation and does not result in any reclassification of the outstanding shares of FGC Common Stock into shares of other securities or property) or the sale of all or substantially all of the property of FGC (collectively such actions being hereinafter referred to as “Reorganizations”), there shall thereafter be deliverable upon exercise of any FGC Warrant (in lieu of the number of shares of FGC Common Stock theretofore deliverable) the number of shares or other property to which a holder of the number of shares of FGC Common Stock would have otherwise been deliverable upon exercise of such FGC Warrant that the holder would have been entitled to if such FGC Warrant had been exercised immediately prior to such Reorganization. In case of any Reorganization, appropriate adjustment, as reasonably determined in good faith by FGC and reasonably acceptable to the Holder, shall be made in the application of the provisions herein set forth with respect to the rights and interests of the Holder so that the provisions set forth herein shall thereafter be applicable, a nearly as possible, in relation to any shares or other property thereafter deliverable upon exercise of an FGC Warrant. FGC shall not effect any such Reorganization unless prior to or simultaneously with the consummation thereof the successor entity (if other than FGC) resulting from such reorganization or the entity purchasing or leasing such assets or other appropriate corporation or entity shall assume, by a supplemental warrant agreement in form reasonably acceptable to the Holder, the obligation to deliver to the Holder such securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and all other obligations under this Agreement.

G. Form of FGC Warrant Certificates. Irrespective of any adjustments in the Exercise Price or the number of FGC Warrant Shares purchasable upon exercise of the FGC Warrants, FGC Warrant Certificates theretofore or thereafter issued may continue to express the same price and number as stated in the FGC Warrant Certificates initially issuable pursuant to this Agreement.

H. Certain Events. If any event occurs of the type contemplated by the provisions of Section 9 hereof but not expressly provided for by such provisions (including, without limitation, the granting of equity appreciation rights, phantom equity rights or other rights with equity features), then FGC’s Board of Directors shall make an appropriate increase in the FGC Warrant Share Number necessary to protect the rights of the Holders of the FGC Warrants.

I.  Protection of Rights of Holders. FGC will not amend its articles of incorporation or bylaws or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action for the purpose of avoiding or seeking to avoid the observance or performance if any of the terms of this Agreement, but will at all times in good faith assist in carrying out all of the provisions of this Agreement.

Section 10. Notices to FGC and FGC Warrant Holders.

A.  Upon any adjustment made pursuant to Section 9 hereof, FGC shall promptly cause written notice thereof to be given to the Holders at their addresses appearing on the FGC Warrant Register. Where appropriate, such notice may be given in advance.

B. Any notices required or permitted to be given hereunder shall be delivered personally or mailed, by certified or registered mail, return receipt requested, postage prepaid, or delivered by commercial overnight courier service, charges prepaid, to the following addresses, or such other addresses as any party hereto designates by written notice to FGC and to the Holders. Notices delivered personally shall be deemed to be delivered upon delivery. Notices mailed shall be deemed to be delivered three days after mailing. Notices delivered by commercial overnight courier will be deemed to be delivered one business day after delivery to the courier.

If to FGC:

Florida Gaming Corporation
2669 Charlestown Road, Suite D.
New Albany, IN 47150
Attn: W. Bennett Collett

with a copy to:

Phillip E. Allen, Esq.
Stoll, Keenon & Ogden, PLLP
2650 Aegon Center
400 West Market Street
Louisville, KY 40202

Section 11. Investment Representations, Legend. (F) Lender, Stuckert and Howell acknowledge that except has otherwise expressly provided herein neither the FGC Warrants nor the FGC Warrant Shares have been or will be registered under the Securities Act of 1933, as amended (the “Act”), or the securities laws of any state, and that neither the FGC Warrants nor the FGC Warrant Shares can be sold or transferred unless registered under the Act and any applicable state securities law or an exemption from registration is available. Lender, Stuckert and Howell represent and warrant that the FGC Warrants, and when acquired, the FGC Warrant Shares are and will be acquired for investment and not with a view to resale of distribution, and agree that the FGC Warrant Certificates, and when issued, the stock certificates representing the FGC Warrant Shares may bear a legend documenting such restrictions in substantially as follow:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY  STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOT ANY INTEREST THREIN MAY BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION UNDER SUCH ACTS.”

Section 12. Piggy-Back Registration Rights.

(a) If at any time or from time to time FGC shall determine to register any unissued or treasury shares of FGC Common Stock for its own account in a registration statement filed with the Securities and Exchange Commission (“Registration Statement”) covering the sale of shares of FGC Common Stock pursuant to an underwritten public offering, FGC shall: (i) promptly give written notice thereof to each Holder (which shall include a list of the jurisdictions in which FGC intends to attempt to qualify such shares of FGC Common Stock under applicable blue sky or other state securities laws); and (ii) include in such registration statement (and any related qualification under blue sky laws or other compliance) and in any underwriting involved therein, the FGC Warrant Shares specified in a written request or requests, made within thirty (30) days after receipt of such written notice from FGC; provided, however, that the total number of a FGC Warrant Shares to be included in each Registration Statement shall not exceed an amount equal to ten percent (10%) of the shares of FGC Common Stock being offered by FGC in such Registration Statement.

(b) The right of a Holder to registration under Subsection 12(a) above is expressly conditioned upon (i) such FGC Warrant Shares not otherwise being transferable under the Securities Act of 1933, a amended (the “Act”) without registration, and (ii) the inclusion of the FGC Warrant Shares in the underwriting and the Holders entry into an underwriting agreement in customary form with the underwriter or underwriters selected by FGC.

(c) The rights granted to the Holders under Subsection 12(a) above shall terminate on October 31, 2008.

Section 13. Successors. All of the covenants and provisions of this Agreement by and for the benefit of FGC and the Holders shall bind and inure to the benefit of their respective successors and assigns.

Section 14. Governing Law. This Agreement and each FGC Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the Commonwealth of Kentucky and for all purposes shall be construed in accordance with the internal laws of Kentucky.

Section 15. Counterparts. This Agreement may be executed in any number of counterparts and each of which shall be deemed to be an original copy hereof, but all of which together shall constitute a single instrument.

Section 16. Waiver. No provision of this Agreement may be waived except by an instrument in writing signed by the party to be bound; provided that any waiver sought from the Holders of any provision of this Agreement which affects the Holders generally may be given by Holders of a majority of (i) all of the FGC Warrant Shares issuable upon exercise of the FGC Warrants , and (ii) all of the shares of FGC Common Stock issued upon exercise or in respect of the FGC Warrants then outstanding and any waiver so given shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver of the same right or remedy on any subsequent occasion.

Section 17. Survival. Notwithstanding anything herein to the contrary, this Agreement and the rights of a Holder hereunder shall survive the exercise of the Holder’s FGC Warrants.

[SIGNATURE PAGE FOLLOWS]

EXECUTED as of October 31, 2005.

FLORIDA GAMING CORPORATION

By: s/W. Bennett Collett
W. Bennett Collett
Chairman and CEO

FREEDOM FINANCIAL CORPORATION

By:s/W.B. Collett, Jr.
W.B. Collett, Jr.
Executive Vice President

JAMES W. STUCKERT REVOCABLE TRUST

By: s/ James W. Stuckert
James W. Stuckert
Trustee

SOLOMON ODEN HOWELL REVOCABLE
TRUST

By:s/Solomon O. Howell
Solomon Oden Howell
Trustee